EXHIBIT 99.1

Asensus Surgical, Inc. Reports Operating and Financial Results for the Second Quarter 2021

August 5, 2021

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced its operating and financial results for the second quarter 2021.

Recent Highlights

●	Signed two lease agreements with hospitals to install Senhance® Surgical Systems
●	Over 1,000 global procedures performed using Senhance during the first half of 2021, the highest first half performance achieved
●	Over 150 procedures have been performed utilizing the Intelligent Surgical Unit™(ISU™)
●	Published multiple clinical papers, including results from the first milestone study comparing health economic outcomes versus another robotic system as well as traditional laparoscopy
●	Submitted FDA 510(k) and received clearance for 5 mm articulating instruments
●	Made FDA 510(k) submission for expanded capabilities of the ISU
●	Appointed two new board members: Dr. Elizabeth Kwo and Kevin Hobert

“During the quarter, we continued to drive strong adoption and utilization trends while making progress towards our strategic focus areas, including the expansion of clinical evidence, growth of our installed base, increased procedure volumes, the expansion of our portfolio and the continued technological development of Senhance . Importantly, I am encouraged by our procedure volumes in the United States which point to both a macro recovery in the business and an acceleration in adoption by surgeons,” said Anthony Fernando, President and CEO of Asensus Surgical. “Looking ahead, we plan to leverage this momentum, in conjunction with the progress made towards the ongoing development of Senhance, to drive increased global adoption.”

Commercial and Clinical Update

Thus far in 2021, the Company has signed agreements with two hospitals in Europe, both of which were previously announced. Inselspital, University Hospital Bern, Switzerland has entered into an agreement to lease a Senhance Surgical System and has initiated its clinical program. LAKUMED hospitals has entered into an agreement to lease and utilize a Senhance Surgical System. The system will be utilized at the Landshut-Achdorf hospital, just outside of Munich, Germany and is anticipated to begin its clinical program shortly.

During the second quarter of 2021, procedure volumes increased by over 175% over the prior year quarter, with growth across all geographies. For the second quarter in a row, over 500 procedures were completed, bringing total procedures completed during the first half of 2021 to over 1,000. To date, over 5,000 procedures have been performed globally.

Over 150 procedures have been performed utilizing the ISU on Senhance Systems. Feedback from initial pilot sites has been positive and the Company anticipates installing additional ISU units over the balance of the year.

A study was published in The International Journal of Medical Robotics and Computer Assisted Surgery comparing health economic outcomes of the Senhance System versus another robotic system, as well as traditional laparoscopy (https://pubmed.ncbi.nlm.nih.gov/33860631/). According to the study, Senhance was less than half the cost of procedures performed on another robotic platform and was comparable to the cost of traditional laparoscopically assisted vaginal hysterectomy. The study also found that case times for Senhance and the other robotic system were similar.

The Company previously submitted a 510(k) to the FDA for 5 mm articulating instruments to be utilized on the Senhance Surgical System technology platform. On July 28, 2021, the Company announced that it had received 510(k) clearance for these instruments, which offer better access to difficult-to-reach areas of the anatomy by providing two additional degrees of freedom.

On July 14, 2021, the Company submitted an FDA 510(k) for an expansion of capabilities on the ISU. The current features of the ISU enable machine vision driven control of the camera for a surgeon by responding to commands and recognizing certain objects and locations in the surgical field and allow a surgeon to change the field of view using instruments. The new features would expand the ISU’s augmented intelligence capabilities to include more advanced features to gather real time data during surgery based on the anatomical structures in the surgical field.

Second Quarter Financial Results

For the three months ended June 30, 2021, the Company reported revenue of $1.1 million as compared to revenue of $0.7 million in the three months ended June 30, 2020. Revenue in the second quarter of 2021 included $0.4 million in Senhance system revenue, $0.3 million in instruments and accessories, and $0.4 million in services.

For the three months ended June 30, 2021, total net operating expenses were $14.8 million, as compared to $13.6 million in the three months ended June 30, 2020.

For the three months ended June 30, 2021, net loss was $13.2 million, or $0.06 per common share, as compared to a net loss of $14.1 million, or $0.27 per common share, in the three months ended June 30, 2020.

For the three months ended June 30, 2021, the adjusted net loss was $12.7 million, or $0.05 per common share, as compared to an adjusted net loss of $10.9 million, or $0.21 per common share in the three months ended June 30, 2020, after adjusting for the following charges: amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, gain on extinguishment of debt, and deemed dividend related to beneficial conversion feature of preferred stock, all of which are non-cash charges. Adjusted net loss is a non-GAAP financial measure. See the reconciliation from GAAP to Non-GAAP Measures below.

Balance Sheet Updates

The Company had cash and cash equivalents and restricted cash of approximately $158.1 million as of June 30, 2021.

Board of Directors Expansion and New Board Member Appointments

On July 26, 2021, the Company announced the expansion of its Board of Directors, and the appointment of two new board members, Dr. Elizabeth Kwo, and Kevin Hobert. In addition to bringing the Payor and Provider perspectives to the Board, these new Directors bring predictive analytics, big data, and digital imaging experience, which are valuable skills that will help realize the vision of Performance-Guided Surgery. Subsequent to these additions, the Company has nine members of its Board of Directors.

Upcoming 2021 Milestones

For the full year 2021, the Company continues to expect to install 10 - 12 new Senhance Surgical Systems.

During the second half of 2021, the Company expects to publish multiple clinical papers in peer reviewed journals highlighting health economic evidence comparing Senhance, robotics and laparoscopy in General Surgery and Gynecology across multiple procedures, specialties and hospitals.

Conference Call

Asensus Surgical, Inc. will host a conference call on Thursday, August 5, 2021, at 4:30 PM ET to discuss its second quarter 2021 operating and financial results. To listen to the conference call on your telephone, please dial 1-800-736-4610 for domestic callers and 1-212-231-2910 for international callers, and reference conference ID 21995990 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link https://ir.asensus.com/events-and-presentations. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit (ISU) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP financial measures. The adjustments relate to amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, gain on extinguishment of debt, and for 2020, restructuring and other charges, and deemed dividend relating to conversion of preferred stock into common stock. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the current market development and operational plans for the Senhance Surgical System, as well as 2021 second quarter results and plans for 2021. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether increased procedure volumes in the United States, along with leveraging our current momentum, in conjunction with the progress towards the ongoing development of Senhance, will drive increased global adoption of the Senhance Surgical System, whether we will install additional ISU units over the balance of 2021, whether we are able install 10-12 new Senhance Surgical Systems for the full year 2021, whether we can manage the continuing impact of the COVID-19 pandemic on our business and whether during the second half of 2021, we will publish multiple clinical papers in peer reviewed journals highlighting health economic evidence comparing Senhance, robotics and General Surgery and Gynecology across multiple procedures, specialties and hospitals. For a discussion of the risks and uncertainties associated with Asensus Surgical's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2020, which we filed with the SEC on March 11, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Asensus Surgical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Product	$696	$315	$2,400	$557
Service	406	340	785	698
Total revenue	1,102	655	3,185	1,255
Cost of revenue:
Product	1,478	720	3,858	1,633
Service	869	693	1,601	1,518
Total cost of revenue	2,347	1,413	5,459	3,151
Gross loss	(1,245)	(758)	(2,274)	(1,896)
Operating Expenses:
Research and development	4,089	4,257	8,304	8,191
Sales and marketing	3,562	2,901	6,615	7,154
General and administrative	3,848	3,619	7,840	6,968
Amortization of intangible assets	2,862	2,619	5,729	5,183
Change in fair value of contingent consideration	478	212	735	1,268
Restructuring and other charges	—	—	—	858
Total Operating Expenses	14,839	13,608	29,223	29,622
Operating Loss	(16,084)	(14,366)	(31,497)	(31,518)
Other Income (Expense):
Gain on extinguishment of debt	2,847	—	2,847	—
Change in fair value of warrant liabilities	—	(114)	(1,981)	(269)
Interest income	79	4	131	31
Interest expense	(5)	—	(12)	—
Other expense, net	(7)	(55)	(36)	(70)
Total Other Income (Expense), net	2,914	(165)	949	(308)
Loss before income taxes	(13,170)	(14,531)	(30,548)	(31,826)
Income tax (expense) benefit	(2)	691	36	1,388
Net loss	(13,172)	(13,840)	(30,512)	(30,438)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(412)
Deemed dividend related to conversion of preferred stock into common stock	—	(299)	—	(299)
Net loss attributable to common stockholders	(13,172)	(14,139)	(30,512)	(31,149)
Comprehensive loss:
Net loss	(13,172)	(13,840)	(30,512)	(30,438)
Foreign currency translation gain (loss)	472	962	(1,466)	90
Comprehensive loss	$(12,700)	$(12,878)	$(31,978)	$(30,348)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.06)	$(0.27)	$(0.14)	$(0.77)

Weighted average number of shares used in computing net loss per common share – basic and diluted	233,250	52,351	219,199	40,628

Asensus Surgical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$157,078	$16,363
Accounts receivable, net	960	1,115
Inventories	12,523	10,034
Other current assets	3,446	6,501
Total Current Assets	174,007	34,013
Restricted cash	1,045	1,166
Inventories, net of current portion	6,590	8,813
Property and equipment, net	9,876	10,342
Intellectual property, net	15,943	22,267
Net deferred tax assets	288	307
Operating lease right-of-use assets, net	4,099	1,164
Other long term assets	156	186
Total Assets	$212,004	$78,258
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,653	$1,965
Accrued expenses	4,007	5,615
Operating lease liabilities – current portion	861	686
Deferred revenue	786	789
Notes payable – current portion, net of debt discount	—	1,228
Total Current Liabilities	8,307	10,283
Long Term Liabilities:
Contingent consideration	4,671	3,936
Noncurrent operating lease liabilities	3,465	628
Notes payable, less current portion	—	1,587
Warrant liabilities	—	255
Total Liabilities	16,443	16,689
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at June 30, 2021 and December 31, 2020; 234,231,132 and 116,231,072 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	234	116
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	947,249	781,397
Accumulated deficit	(753,424)	(722,912)
Accumulated other comprehensive income	1,502	2,968
Total Stockholders’ Equity	195,561	61,569
Total Liabilities and Stockholders’ Equity	$212,004	$78,258

Asensus Surgical, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Operating Activities:
Net loss	$(30,512)	$(30,438)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	1,585	1,162
Amortization of intangible assets	5,729	5,183
Stock-based compensation	3,628	3,856
Gain on extinguishment of debt	(2,847)	—
Deferred tax benefit	(36)	(1,388)
Write down of inventory	288	—
Change in fair value of warrant liabilities	1,981	269
Change in fair value of contingent consideration	735	1,268
Changes in operating assets and liabilities:
Accounts receivable	127	(350)
Inventories	(1,687)	(2,332)
Operating lease right-of-use assets	(2,970)	546
Other current and long term assets	3,177	281
Accounts payable	679	(1,221)
Accrued expenses	(1,428)	(1,451)
Deferred revenue	14	22
Operating lease liabilities	3,052	(608)
Other long term liabilities	—	65
Net cash and cash equivalents used in operating activities	(18,485)	(25,136)
Investing Activities:
Purchase of property and equipment	(700)	(3)
Net cash and cash equivalents used in investing activities	(700)	(3)
Financing Activities:
Proceeds from issuance of common stock, preferred stock and warrants under 2020 financing, net of issuance costs	—	13,525
Proceeds from issuance of common stock, net of issuance costs	130,314	11,212
Proceeds from notes payable, net of issuance costs	—	2,815
Taxes paid related to net share settlement of vesting of restricted stock units	(1,041)	(33)
Payment of contingent consideration	—	(74)
Proceeds from exercise of stock options and warrants	30,835	3,340
Net cash and cash equivalents provided by financing activities	160,108	30,785
Effect of exchange rate changes on cash and cash equivalents	(329)	17
Net increase in cash, cash equivalents and restricted cash	140,594	5,663
Cash, cash equivalents and restricted cash, beginning of period	17,529	10,567
Cash, cash equivalents and restricted cash, end of period	$158,123	$16,230

Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of inventories to property and equipment	$1,243	$3,403
Acquisition of property and equipment in accounts payable	$67	$—
Reclass of warrant liability to common stock and additional paid-in-capital	$2,236	$—
Lease liabilities arising from obtaining right-of-use assets	$3,461	$—
Exchange of common stock for Series B Warrants	$—	$2,470
Transfer of in-process research and development to intellectual property	$—	$2,425
Conversion of preferred stock to common stock	$—	$79

Asensus Surgical, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net loss attributable to common stockholders (GAAP)	$(13,172)	$(14,139)	$(30,512)	$(31,149)

Adjustments
Amortization of intangible assets	2,862	2,619	5,729	5,183
Change in fair value of contingent consideration	478	212	735	1,268
Change in fair value of warrant liabilities	—	114	1,981	269
Restructuring and other charges	—	—	—	858
Gain on extinguishment of debt	(2,847)	—	(2,847)	—
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	412
Deemed dividend related to conversion of preferred stock into common stock	—	299	—	299
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(12,679)	$(10,895)	$(24,914)	$(22,860)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss per share attributable to common stockholders (GAAP)	$(0.06)	$(0.27)	$(0.14)	$(0.77)

Adjustments
Amortization of intangible assets	0.02	0.05	0.03	0.13
Change in fair value of contingent consideration	0.00	0.00	0.00	0.03
Change in fair value of warrant liabilities	—	0.00	0.01	0.01
Restructuring and other charges	—	—	—	0.02
Gain on extinguishment of debt	(0.01)	—	(0.01)	—
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	0.01
Deemed dividend related to conversion of preferred stock into common stock	—	0.01	—	0.01
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	$(0.05)	$(0.21)	$(0.11)	$(0.56)

The non-GAAP financial measures for the three and six months ended June 30, 2021 and 2020 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

b)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones, an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones, and volatility. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d) During the second quarter of 2021, the Company received notification from the U.S. Small Business Administration (the “SBA”) that the principal amount of its Paycheck Protection Program loan (“PPP loan”) of $2.8 million and related interest had been forgiven.  Gain on extinguishment of debt of $2.8 million was recognized for the three and six months ended June 30, 2021 in the condensed consolidated statement of operations and comprehensive loss.

e)   Beginning in the fourth quarter of 2019 and continuing into the first quarter of 2020, we implemented a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. During the first quarter of 2020, the Company continued the restructuring efforts with additional headcount reductions, which resulted in $0.9 million in severance costs in the six months ended June 30, 2020.

f) During the first quarter of 2020, the Company closed an underwritten public offering under which it issued, as part of units and the exercise of an over-allotment option, 25,367,646 Series C Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share, and 25,367,646 Series D Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share. The Company concluded that the Series C Warrants and Series D Warrants are considered equity instruments. The fair value of the Series C and Series D Warrants on the issuance date was determined using a Black-Scholes Merton model. The unit proceeds were then allocated to the Series A preferred stock, Series C Warrants, and Series D Warrants, respectively, based on their relative fair values. As a result, the Company determined that a beneficial conversion feature was created by the difference between the effective conversion price of the Series A preferred stock of $0.37 and the fair value of the Company's common stock as of the issuance date of $0.42. The Company therefore recorded a beneficial conversion charge of $0.4 million as an immediate charge to loss available to common stockholders for the six months ended June 30, 2020. Upon conversion of the Series A preferred stock to common stock during the three months ended June 30, 2020, an additional deemed dividend of $0.3 million was recorded as an immediate charge to loss available to common stockholders for the three and six months ended June 30, 2020.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

or

MEDIA CONTACT:

Kristin Schaeffer

CG Life

kschaeffer@cglife.com